NGSG
                        NATURAL GAS SERVICES GROUP, INC.

                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE                                         NEWS
March 30, 2004                                                Amex - NGS, NGS.WS

           NATURAL GAS SERVICES GROUP ANNOUNCES CONVERSION OF SERIES A
                       PREFERRED STOCK INTO COMMON STOCK

    Stock Traded For 20 Consecutive Trading Days At Or Above $6.50 Per Share

MIDLAND, Texas, March 30, 2004 - Natural Gas Services Group, Inc. (AMEX:NGS), a leading provider of equipment and services to the natural gas and oil industry, announces conditions required for the automatic conversion of the Company's 10% convertible Series A Preferred Stock have been met. The Preferred Stock was able to be automatically converted into Common Stock at any time after six months from the Initial Public Offering, if the Common Stock traded for 20 consecutive trading days at a price equivalent to 200% of the then Conversion price - initially 200% is $6.50 per share. The Company reached the 20 consecutive trading days at the close of business on Friday, March 26, 2004.

As of March 25, 2004 a total of 315,154 shares of Preferred Stock were outstanding. The Preferred Stock had a cumulative annual dividend rate of 10% payable in cash. The Company will no longer be required to pay a dividend on the Preferred Stock, in effect saving approximately $100,000 annually. This savings will have a positive effect on Net Income, Cash Flow, EBITDA and Fully Diluted Earnings Per Share.

Wallace Sparkman, Interim President, said, "I am very pleased we have reached 20 consecutive trading days at $6.50 or above and have been able to convert the remaining Preferred Stock to Common Stock. It reinforces our initial success and further proves we are well positioned to achieve our long-term goal of being the industry leader of small to medium horsepower compressors.

About Natural Gas Services Group, Inc. (NGS)
NGS manufactures, fabricates, sells, leases and services natural gas compressors that enhance the production of oil and gas wells. The Company also manufactures and sells flare systems and flare ignition systems for plant and production facilities.

For More Information, Contact:   Wallace Sparkman, Interim President
                                 800-580-1828
                                 Jim Drewitz, Investor Relations
                                 jdrewitz@comcast.net
                                 972-355-6070

  For more information about the Company's visit its website at www.ngsgi.com.


Certain statements contained herein are "forward looking" statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.

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